Exhibit 99.1

Microbot Medical Announces Final Closing of Exercise of Outstanding Preferred Investment Options of Up to $92.2 Million in Gross Proceeds

$25.2 million in first closing, $1.2 million in second closing and $2.8 million in third and final closing, with up to an additional approximately $63 million of potential aggregate gross proceeds upon the exercise in full of short-term preferred investment options

HINGHAM, Mass., October 7, 2025 (GLOBE NEWSWIRE) — Microbot Medical Inc. (Nasdaq: MBOT) (“Microbot” or the “Company”), today announced the third and final closing of its previously announced exercise of certain outstanding preferred investment options to purchase an aggregate of 13,989,115 shares of common stock. The shares of common stock issuable upon exercise of the preferred investment options are registered pursuant to the post-effective amendments on Form S-3 to registration statements on Form S-1 (File Nos. 333-280113 and 333-284688) and registration statement on Form S-3 (File No. 333-285690).

The closing of the offering occurred in three tranches. At the first closing, the holders exercised certain outstanding preferred investment options to purchase an aggregate of 12,064,627 shares of common stock, having exercise prices ranging from $1.50 to $2.13 per share, issued by Microbot in June 2024, January 2025 and February 2025, and in consideration for the exercise of the preferred investment options for cash, Microbot issued to such holders new unregistered short-term series J preferred investment options to purchase up to 12,064,627 shares of common stock. At the second closing, a holder exercised certain outstanding preferred investment options to purchase an aggregate of 600,000 shares of common stock, having an exercise price of $2.10 per share, issued by Microbot in January 2025, and in consideration for the exercise of the preferred investment options for cash, Microbot issued to such holder new unregistered short-term series J preferred investment options to purchase up to 600,000 shares of common stock. At the third and final closing, a holder exercised certain outstanding preferred investment options to purchase an aggregate of 1,324,488 shares of common stock, having an exercise price of $2.10 per share, issued by Microbot in January 2025, and in consideration for the exercise of the preferred investment options for cash, Microbot issued to such holder new unregistered short-term series J preferred investment options to purchase up to 1,324,488 shares of common stock. The new short-term series J preferred investment options will have an exercise price of $4.50 per share, will be exercisable beginning six months after issuance and have a term equal to two years thereafter.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The gross proceeds to the Company were approximately $25.2 million from the first closing of the offering, approximately $1.2 million from the second closing of the offering and approximately $2.8 million from the third and final closing of the offering, in each case prior to deducting placement agent fees and offering expenses. The potential additional gross proceeds to the Company from the short-term series J preferred investment options, if fully-exercised on a cash basis, will be approximately $63 million. No assurance can be given that any of such short-term series J preferred investment options will be exercised. The Company intends to use the net proceeds from the offering for the continued development, commercialization and regulatory activities for the Company’s LIBERTY® Robotic System, potential acquisitions of complementary assets or products, expansion and development of additional applications derived from the Company’s existing IP portfolio, and for working capital and other general corporate purposes.

The new short-term series J preferred investment options described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and, along with the shares of common stock issuable upon exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. Microbot has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new short-term series J preferred investment options.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a breakthrough medical device company focused on transforming endovascular procedures through advanced robotic technology. Microbot’s LIBERTY® Endovascular Robotic System is the first single-use, remotely operated robotic solution designed for precision, efficiency and provider safety. Backed by a strong intellectual property portfolio and a commitment to innovation, Microbot is driving the future of endovascular care.

Learn more at www.microbotmedical.com and connect on LinkedIn and X.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “contemplates,” “continues,” “could,” “forecasts,” “intends,” “may,” “might,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve risks and uncertainties, including, without limitation, the exercise of the unregistered short-term series J preferred investment options prior to their expiration, the intended use of proceeds from the offering, market conditions, risks inherent in the commercialization of the LIBERTY® Endovascular Robotic System, and in the development of future versions of or applications for the system, uncertainty in the results of regulatory pathways and regulatory approvals, uncertainty resulting from political, social and geopolitical conditions, particularly any changes in personnel or processes or procedures at the FDA and announcements of tariffs on imports into the U.S., disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, Iran and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

IR@microbotmedical.com

Media@microbotmedical.com

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